                                                                  EXHIBIT 2.1
=============================================================================



                      AGREEMENT AND PLAN OF MERGER

                                  among

                   HORIZON/CMS HEALTHCARE CORPORATION,

                        HORIZON PRSM CORPORATION,

                                   and

             PACIFIC REHABILITATION & SPORTS MEDICINE, INC.


                      Dated as of November 9, 1995



=============================================================================

                            TABLE OF CONTENTS


                                ARTICLE I
                               THE MERGER

      1.1   THE MERGER. . . . . . . . . . . . . . . . . . . . . . . .  1
      1.2   CLOSING . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.3   EFFECTIVE TIME. . . . . . . . . . . . . . . . . . . . . .  2
      1.4   EFFECT OF THE MERGER. . . . . . . . . . . . . . . . . . .  2
      1.5   CERTIFICATE OF INCORPORATION AND BYLAWS . . . . . . . . .  2
      1.6   DIRECTORS AND OFFICERS. . . . . . . . . . . . . . . . . .  2
      1.7   CONSIDERATION; CONVERSION OF SECURITIES . . . . . . . . .  2
      1.8   EXCHANGE OF CERTIFICATES. . . . . . . . . . . . . . . . .  3
      1.9   STOCK TRANSFER BOOKS. . . . . . . . . . . . . . . . . . .  5
      1.10  COMPANY STOCK OPTIONS AND PLANS . . . . . . . . . . . . .  5
      1.11  OTHER OUTSTANDING RIGHTS TO ACQUIRE OR RECEIVE COMPANY
            COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . .  7


                               ARTICLE II
              REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      2.1   ORGANIZATION AND QUALIFICATION. . . . . . . . . . . . . .  7
      2.2   CAPITALIZATION OF THE COMPANY . . . . . . . . . . . . . .  8
      2.3   AUTHORIZATION AND VALIDITY OF AGREEMENT . . . . . . . . .  8
      2.4   CONSENTS AND APPROVALS. . . . . . . . . . . . . . . . . .  8
      2.5   NO VIOLATION. . . . . . . . . . . . . . . . . . . . . . .  9
      2.6   SEC REPORTS; FINANCIAL STATEMENTS . . . . . . . . . . . .  9
      2.7   FORM S-4 AND PROXY STATEMENT. . . . . . . . . . . . . . . 10
      2.8   COMPLIANCE WITH LAW . . . . . . . . . . . . . . . . . . . 10
      2.9   ABSENCE OF CERTAIN CHANGES. . . . . . . . . . . . . . . . 11
      2.10  LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . 11
      2.11  EMPLOYEE BENEFIT MATTERS. . . . . . . . . . . . . . . . . 11
      2.12  TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . 12
      2.13  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . 12
      2.14  EMPLOYMENT AGREEMENTS . . . . . . . . . . . . . . . . . . 12
      2.15  BROKERS AND FINDERS . . . . . . . . . . . . . . . . . . . 12
      2.16  OPINION OF FINANCIAL ADVISOR. . . . . . . . . . . . . . . 12
      2.17  TAX MATTERS; POOLING. . . . . . . . . . . . . . . . . . . 12
      2.18  AFFILIATES. . . . . . . . . . . . . . . . . . . . . . . . 13
      2.19  CERTAIN BUSINESS PRACTICES. . . . . . . . . . . . . . . . 13
      2.20  PERMITS; COMPLIANCE . . . . . . . . . . . . . . . . . . . 13

                               ARTICLE III
                     REPRESENTATIONS AND WARRANTIES
                       OF PARENT AND MERGER SUB

      3.1   ORGANIZATION AND QUALIFICATION. . . . . . . . . . . . . . 15
      3.2   CAPITALIZATION OF THE PARENT AND MERGER SUB . . . . . . . 15
      3.3   AUTHORIZATION AND VALIDITY OF AGREEMENT . . . . . . . . . 16
      3.4   CONSENTS AND APPROVALS. . . . . . . . . . . . . . . . . . 16
      3.5   NO VIOLATION. . . . . . . . . . . . . . . . . . . . . . . 16
      3.6   COMPLIANCE WITH LAW . . . . . . . . . . . . . . . . . . . 17
      3.7   ABSENCE OF CERTAIN CHANGES. . . . . . . . . . . . . . . . 17
      3.8   EMPLOYEE BENEFIT MATTERS. . . . . . . . . . . . . . . . . 17
      3.9   TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . 18
      3.10  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . 18
      3.11  EMPLOYMENT AGREEMENTS . . . . . . . . . . . . . . . . . . 18
      3.12  LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . 18
      3.13  SUFFICIENT FUNDS. . . . . . . . . . . . . . . . . . . . . 19
      3.14  OPERATIONS OF MERGER SUB. . . . . . . . . . . . . . . . . 19
      3.15  SEC REPORTS AND FINANCIAL STATEMENTS; ABSENCE OF
            UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . . 19
      3.16  FORM S-4 AND PROXY STATEMENT. . . . . . . . . . . . . . . 20
      3.17  BROKERS AND FINDERS . . . . . . . . . . . . . . . . . . . 20
      3.18  TAX MATTERS; POOLING. . . . . . . . . . . . . . . . . . . 20
      3.19  AFFILIATES. . . . . . . . . . . . . . . . . . . . . . . . 20
      3.20  CERTAIN BUSINESS PRACTICES. . . . . . . . . . . . . . . . 20
      3.21  PERMITS; COMPLIANCE . . . . . . . . . . . . . . . . . . . 21


                                ARTICLE IV
                                COVENANTS

      4.1   CONDUCT OF BUSINESS PENDING THE MERGER. . . . . . . . . . 22
      4.2   ACCESS; CONFIDENTIALITY . . . . . . . . . . . . . . . . . 24
      4.3   FURTHER ACTIONS . . . . . . . . . . . . . . . . . . . . . 24
      4.4   NOTICE OF CERTAIN MATTERS . . . . . . . . . . . . . . . . 24
      4.5   FORM S-4, PROXY STATEMENT AND OTHER FILINGS.. . . . . . . 25
      4.6   POOLING AND TAX-FREE REORGANIZATION TREATMENT . . . . . . 25
      4.7   AFFILIATE AGREEMENTS. . . . . . . . . . . . . . . . . . . 25
      4.8   COMPANY'S STOCKHOLDERS' MEETING . . . . . . . . . . . . . 26
      4.9   COOPERATION . . . . . . . . . . . . . . . . . . . . . . . 26
      4.10  PUBLIC ANNOUNCEMENTS. . . . . . . . . . . . . . . . . . . 27
      4.11  ACQUISITION PROPOSALS . . . . . . . . . . . . . . . . . . 27
      4.12  D&O INDEMNIFICATION AND INSURANCE . . . . . . . . . . . . 28
      4.13  THE COMPANY'S PLANS . . . . . . . . . . . . . . . . . . . 29

                                ARTICLE V
                           CLOSING CONDITIONS

      5.1   CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE
            MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . 30
      5.2   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE
            COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . 31
      5.3   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND
            MERGER SUB. . . . . . . . . . . . . . . . . . . . . . . . 31


                               ARTICLE VI
                               TERMINATION

      6.1   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . 32
      6.2   EFFECT OF TERMINATION . . . . . . . . . . . . . . . . . . 33
      6.3   FEES, EXPENSES AND OTHER PAYMENTS . . . . . . . . . . . . 33


                               ARTICLE VII
                              MISCELLANEOUS

      7.1   NO SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . 34
      7.2   NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . 35
      7.3   CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . 36
      7.4   ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . 36
      7.5   ASSIGNMENT; BINDING EFFECT. . . . . . . . . . . . . . . . 36
      7.6   AMENDMENTS. . . . . . . . . . . . . . . . . . . . . . . . 37
      7.7   WAIVERS . . . . . . . . . . . . . . . . . . . . . . . . . 37
      7.8   CAPTIONS. . . . . . . . . . . . . . . . . . . . . . . . . 37
      7.9   COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . 37
      7.10  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . 38

                      AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER dated as of ___________________ , 1995 by and among PACIFIC REHABILITATION & SPORTS MEDICINE, INC., a Delaware corporation (the "COMPANY"), HORIZON/CMS HEALTHCARE CORPORATION, a Delaware corporation ("PARENT"), and HORIZON PRSM CORPORATION, a Delaware corporation ("MERGER SUB").

                                RECITALS

            WHEREAS, the Boards of Directors of the Company, Parent and Merger Sub each have determined that it is advisable and in the best interests of their respective stockholders for Merger Sub to merge with and into the Company, upon the terms and subject to the conditions of this Agreement;

            WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined in Section 1.1) shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

            WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests"; and

            WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and of the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

                                ARTICLE I

                               THE MERGER

            1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company (the "MERGER"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

            1.2 CLOSING. Unless this Agreement shall have been terminated pursuant to Article VI and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article V, the consummation of the Merger and the other transactions contemplated hereby (the "CLOSING") shall take place at the offices of Garvey, Schubert & Barer, 11th Floor, 121 S.W. Morrison Street, Portland, Oregon 97204, as promptly as practicable (and in any event within two business days) following the satisfaction or, if permissible, waiver of the conditions set forth in
Article V, unless another place, date or time is agreed to in writing by Parent and the Company.

            1.3 EFFECTIVE TIME. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article V, the parties hereto will cause a certificate of merger (the "CERTIFICATE OF MERGER") to be executed, verified and filed with the Delaware Secretary of State in accordance with the DGCL. The Merger shall become effective at such time as the Certificate of Merger is filed with the Delaware Secretary of State in accordance with the DGCL, or at such later time as may be agreed to by Parent and the Company and specified in the Certificate of Merger in accordance with applicable law. The date and time when the Merger shall become effective is referred to herein as the "EFFECTIVE TIME".

            1.4 EFFECT OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            1.5 CERTIFICATE OF INCORPORATION AND BYLAWS. At the Effective Time, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

            1.6 DIRECTORS AND OFFICERS. At the Effective Time, the officers and directors of Merger Sub immediately prior to the Effective Time shall become the officers and directors of the Surviving Corporation, each to hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable law. The Company shall use commercially reasonable efforts to cause each officer and director of the Company to tender his or her resignation immediately prior to the Effective Time.

            1.7 CONSIDERATION; CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any of the following securities:

            (a) Each share of common stock, par value $.01 per share, of the Company ("COMPANY COMMON STOCK") which is issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to
      Section 1.7(b)) shall be changed and converted into and represent the right to .3483 shares of common stock, par value $.001 per share, of the Parent ("PARENT COMMON STOCK") (the "COMMON STOCK EXCHANGE RATIO"). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and extinguished and shall cease to exist, and each certificate which immediately prior to the Effective Time evidenced any such shares shall thereafter represent the right to receive (without interest), upon surrender of such certificate in accordance with the provisions of Section 1.8, that number of shares of Parent Common Stock determined pursuant to the Common Stock Exchange Ratio (the "MERGER CONSIDERATION"). The holders of certificates previously evidencing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto (including, without limitation, any rights to vote or to receive dividends and distributions in respect of such shares), except as otherwise provided herein or by law.

            (b) All shares of Company Common Stock, which immediately prior to the Effective Time are owned of record by Parent or any of Parent's affiliates (other than natural persons), shall remain outstanding and shall not be cancelled or converted into any consideration by reason of the Merger and shall continue as shares of the capital stock of the Surviving Corporation, and each certificate evidencing ownership of any such shares shall continue to evidence ownership of the same number and kind of shares of the Surviving Corporation. All shares of Company Common Stock held by the Company in its treasury shall be cancelled and extinguished and shall cease to exist and no consideration shall be delivered with respect thereto.

            (c) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving
      Corporation.

            (d) In the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock, any change or conversion of Parent Common Stock into other securities, or any other dividend or distribution with respect to Parent Common Stock prior to the Effective Time, appropriate and proportionate adjustment, if any, shall be made to the Merger Consideration and all references to Merger Consideration in this Agreement shall be deemed to be the Merger Consideration as so adjusted.

            1.8   EXCHANGE OF CERTIFICATES.

            (a) EXCHANGE AGENT. As of the Effective Time, Parent shall, pursuant to an agreement with Chemical Mellon Shareholder Services (the "EXCHANGE AGENT"), deposit, or cause to be deposited, with or for the account of the Exchange Agent in trust for the benefit of the holders of shares of Company Common Stock for exchange through the Exchange Agent in accordance with this Article I, certificates representing shares of Parent Common Stock in the aggregate number required to be exchanged for shares of Company Common Stock pursuant to Section 1.7, together with cash payable in respect of fractional shares (the "EXCHANGE FUND"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver certificates representing shares of Parent Common Stock (together with cash payable in respect of fractional shares) out of the Exchange Fund to holders of shares of Company Common Stock. The Exchange Fund shall not be used for any other purpose.

            (b) EXCHANGE PROCEDURE. Promptly after the Effective Time, Parent will cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock ("CERTIFICATES"), (i) a notice of the effectiveness of the Merger; (ii) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such customary form and have such other provisions as Parent may reasonably specify in accordance with the terms of this Agreement); and (iii) instructions to effect the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock, which such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing that number of whole shares of Parent Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock, which such holder has the right to receive pursuant to the provisions of this Article I, may be paid or issued to the transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event that any certificate for Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof and such bond, security, or indemnity as Parent may reasonably require, a certificate representing that number of whole shares of Parent Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock, which such holder has the right to receive pursuant to the provisions of this Article I. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender a certificate representing that number of whole shares of Parent Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock, which such holder has the right to receive pursuant to the provisions of this Article I.

            (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to any holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to whole shares of Parent Common Stock, and (ii) after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

            (d) NO FRACTIONAL SHARES. No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Company Common Stock otherwise entitled to a fraction of a share of Parent Common Stock shall, upon surrender of his or her Certificate or Certificates, be entitled to receive an amount of cash (without interest) determined by multiplying the closing price for Parent Common Stock as reported on the New York Stock Exchange (the "NYSE") Composite Transactions on the business day two days prior to the Effective Date by the fractional share interest to which such holder would otherwise be entitled.

            (e) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article I shall thereafter look, subject to Section 1.8(d), only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of parent Common Stock and any dividend or distributions with respect to Parent Common Stock.

            (f) ABANDONED PROPERTY LAWS. Neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for any shares of Parent Common Stock (or dividends or distributions with respect thereto or cash) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (g) TRANSFER TAXES. Except as provided in paragraph (b) above, Parent shall pay or cause to be paid any transfer or gains tax (including, without limitation, any real property gains or transfer tax) imposed in connection with or as a result of the Merger, including any such transfer or gains tax that is imposed on a shareholder of the Company.

            1.9 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. At and after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason shall be cancelled and exchanged as provided in this Article I.

            1.10  COMPANY STOCK OPTIONS AND PLANS.

            (a) VESTING; EXERCISABILITY. Effective at the Effective Time, all outstanding stock options (the "COMPANY OPTIONS") to purchase shares of Company Common Stock granted under the Company's Amended and Restated 1993 Combination Stock Option Plan, as amended, any Company individual stock plans and the Company's Directors' Stock Option Plan, as amended (the "OPTION PLANS") shall be or, by the terms of their respective stock option agreements will become, fully vested and immediately exercisable in their entirety, pursuant to the terms of the Option Plans.

            (b) ELECTION OF OPTION HOLDER. At the Effective Time, each holder of a Company Option shall have the right to elect to (a) exercise such Company Options for shares of Company Common Stock (in which case such shares of Company Common Stock will be converted into shares of Parent Common Stock pursuant to Section 1.7 above); or (b) have each such Company Option assumed in accordance with paragraphs (c) and (d) of this Section 1.10.

            (c) ELECTION TO RECEIVE PARENT OPTIONS. At the Effective Time, the Company's obligations with respect to each outstanding Company Option not exercised as provided for in Section 1.10(b) hereof shall be assumed by Parent (the "ASSUMED OPTIONS"). Except as specifically set forth in Section 1.10(d) below, the Assumed Options shall continue to have, and be subject to, the same terms and conditions as set forth in the Option Plans and the stock option agreement pursuant to which such Company Options were issued, as in
effect immediately prior to the Effective Time.   It is the intention of the
parties hereto that, to the extent that any such Company Option constituted an "incentive stock option" (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE") immediately prior to the Effective Time, such option shall continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the Company Options provided by this Section 1.10(d) satisfy the conditions of Section 424(a) of the Code, and, therefore, the provisions of this Section 1.10 shall be interpreted and applied in a manner consistent with such intent.

            (d) PARENT OPTIONS. Each Assumed Option shall be exercisable for shares of Parent Common Stock in a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock for which such Company Option was exercisable immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio. The exercise price per share of each Assumed Option shall be equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Common Stock Exchange Ratio.

            (e) RESERVATION OF SHARES. Parent shall reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of the Assumed Options and, promptly after the Effective Time, issue to each holder of an Assumed Option a document evidencing the assumption by Parent of the Company's obligations with respect thereto. Parent will use its best efforts to file and cause to become effective, within 30 days after the Effective Time (or as soon thereafter as is possible), a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, registering the sale of the shares to be issued under the Assumed Options. Parent will use its best efforts to keep such registration statement effective until all of the Assumed Options have been exercised in full or have expired unexercised.

            1.11 OTHER OUTSTANDING RIGHTS TO ACQUIRE OR RECEIVE COMPANY COMMON STOCK.

            (a) RIGHTS OUTSTANDING. At the Effective Time, the Company shall have outstanding warrants, convertible promissory notes and earnout rights ("COMPANY ACQUISITION RIGHTS"), pursuant to which the Company shall be obligated to issue, in the aggregate, not more than 1,635,229 shares of Company Common Stock. A schedule of the Company Acquisition Rights is set forth in Section 2.2 of the Company Disclosure Schedule (as defined in Section 2.1 of this Agreement).

            (b) RIGHT TO RECEIVE PARENT COMMON STOCK. At the Effective Time, the Company Acquisition Rights shall be converted into rights to acquire shares of Parent Common Stock ("PARENT ACQUISITION RIGHTS") in a number equal to the number of shares of Company Common Stock for which such Company Acquisition Right was exercisable immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio. The exercise price per share of each Company Acquisition Right shall be equal to the exercise price per share of such right immediately prior to the Effective Time divided by the Common Stock Exchange Ratio.

            (c) RESERVATION OF SHARES. Parent shall reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of the Company Acquisition Rights and, promptly after the Effective Time, issue to each holder of a Company Acquisition Right a document evidencing the assumption by Parent of the Company's obligations with respect thereto. Parent will use its best efforts to ensure that shares of Parent Common Stock issued upon exercise of Parent Acquisition Rights shall be registered under the Securities Act and all applicable state securities laws, or be freely tradeable under an available exemption from registration therefrom.


                               ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to Parent as follows:

            2.1 ORGANIZATION AND QUALIFICATION. Each of the Company and its subsidiaries (the "SUBSIDIARIES"), which are listed in Section
2.1 of the Company's disclosure schedule delivered to Parent in connection with this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has all requisite corporate power to carry on its business as it is now being conducted, and (c) is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be in good standing or so qualified would not have a Material Adverse Effect (as defined in Section 7.3(c) below) on the Company. True and complete copies of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, as amended to date, of the Company have been delivered to Parent.

            2.2 CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, $.01 par value and 5,000,000 shares of preferred stock, $0.01 par value ("Company Preferred Stock"). As of September 30, 1995, 8,002,425 shares of Company Common Stock were issued and outstanding, including 33,750 shares of Company Common Stock held by a subsidiary of the Company and including 492,874 to be issued on the date immediately prior to the Effective Time or January 2, 1996, whichever occurs sooner, and no shares of Company Preferred Stock were outstanding. All outstanding shares of Company Common Stock have been validly issued, and are fully paid and nonassessable. Except as disclosed in the Company SEC Documents (as defined in Section 2.6) or in Section 2.2 of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, commitments or any other agreement to which the Company is a party or by which the Company is bound which, directly or indirectly, obligate the Company to issue, deliver or sell or cause to be issued, delivered or sold any additional shares of Company Common Stock or any other capital stock of the Company or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such shares.

            2.3   AUTHORIZATION AND VALIDITY OF AGREEMENT.    The
Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof (subject to the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock). The Company's Board of Directors (the "COMPANY BOARD") has duly authorized the execution, delivery and performance of this Agreement by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby (other than the approval and adoption of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            2.4   CONSENTS AND APPROVALS.

            (a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by reason of the Company's status or operations, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) pursuant to the applicable requirements of the Securities
Act of 1933, as amended (the "SECURITIES ACT"), and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder, and state securities or "blue sky" laws and state takeover laws, (iii) the filing and recordation of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (iv) as set forth in Section 2.4 of the Company
Disclosure Schedule, or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect on the Company or prevent the Merger.

            (b) The Company Board has approved this Agreement and the Merger for purposes of Section 203 of the DGCL so that Section 203 of the DGCL is not applicable to the transactions provided for in this Agreement. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of capital stock of the Company necessary to approve the Merger.

            2.5 NO VIOLATION. Except as set forth in Section 2.5 of the Company Disclosure Schedule, assuming the Merger has been duly approved by the holders of a majority of the outstanding shares of Company Common Stock, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or violate the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company, (b) result in a violation or breach of, constitute a default under, give rise to any right of termination, cancellation or acceleration of, result in the imposition of any lien, charge or other encumbrance on any material assets or property of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which the Company is a party or by which the Company or any of its assets or properties may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which in the aggregate would not have a Material Adverse Effect on the Company or prevent the Merger, or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 2.4 and this Section 2.5 are duly and timely obtained or made and the approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its assets and properties, except for such violations which would not in the aggregate have a Material Adverse Effect on the Company or prevent the Merger.

            2.6   SEC REPORTS; FINANCIAL STATEMENTS.

            (a) Since April 14, 1994, the Company has filed with the Securities and Exchange Commission (the "SEC") all forms, reports, schedules, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act, the Securities Act and the SEC's rules and regulations thereunder (all such forms, reports and other documents, including any such reports filed prior to the Effective Time, collectively the "COMPANY SEC DOCUMENTS"). The Company SEC
Documents, including, without limitation, any financial statements or schedules included therein, at the time filed, or in the case of registration statements on their respective effective dates, (i) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder and
(ii) did not at the time they were filed (or, in the case of registration statements, at the time of effectiveness), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            (b) Each of the consolidated financial statements of the Company (including any related notes thereto) included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved (except as may be indicated in such financial statements or in the notes thereto or, in the case of unaudited financial statements, as permitted by the requirements of Form 10-Q) and fairly present (subject, in the case of the unaudited statements, to normal year-end adjustments and the absence of footnotes) the consolidated financial position of the Company as of the dates thereof and the consolidated results of the Company's operations and cash flows for the periods presented therein.

            2.7 FORM S-4 AND PROXY STATEMENT. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the proxy statement together with amendments thereof and supplements thereto ("PROXY STATEMENT") to be distributed to the stockholders of the Company relating to the meeting of the Company's stockholders to consider and vote on this Agreement and the Merger ("COMPANY'S STOCKHOLDERS' MEETING") will contain, on the date the Proxy Statement or such amendment or supplement is first mailed to stockholders, and at all times subsequent thereto up to and including the Company's Stockholders' Meeting, any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the Company's Stockholders' Meeting which has become false or misleading. The Proxy Statement, insofar as it relates to the Company, will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

            2.8   COMPLIANCE WITH LAW.  Except as set forth in Section
2.8 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in violation of any applicable law, rule, regulation, decree or order of any governmental or regulatory authority applicable to the Company or any of its subsidiaries, except for violations which in the aggregate do not have a Material Adverse Effect on the Company. The Company holds all permits, licenses, exemptions, order and approvals of all governmental and regulatory authorities necessary for the lawful conduct of its businesses, except for failures to hold permits, licenses, exemptions, orders and approvals which do not in the aggregate have a Material Adverse Effect on the Company.

            2.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, since December 31, 1994, the Company has conducted its business only in the ordinary course of such business and there has not been (i) any Material Adverse Effect on the Company; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iii) any material change in its accounting principles, practices or methods.

            2.10  LITIGATION.   Except as disclosed in the Company SEC
Documents or as set forth in Section 2.10 of the Company Disclosure Schedule, there are no claims, actions, proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, by or before any court or other governmental or regulatory body, which, if adversely determined, would have a Material Adverse Effect on the Company. To the knowledge of the Company, no action or proceeding has been instituted or threatened before any court or other governmental or regulatory body by any Person (as defined in Section 7.3) seeking to restrain or prohibit the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

            2.11 EMPLOYEE BENEFIT MATTERS. All employee benefit plans and other benefit arrangements covering employees of the Company and the Company's subsidiaries are listed in the Company SEC Documents or in
Section 2.11 of the Company Disclosure Schedule, except such benefit plans and other benefit arrangements which are not material (the
"Company Benefit Plans").  True and complete copies of the Company
Benefit Plans have been made available to Parent. To the extent applicable, the Company Benefit Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service (the "IRS") stating that it is so qualified. No Company Benefit Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither any Company
Benefit Plan nor the Company has incurred any liability or penalty under
Section 4975 of the Code or Section 502(i) of ERISA.  Each Company
Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the knowledge of the executive officers of the Company, there are no pending or anticipated material claims against or otherwise involving any of the Company Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan, except for any of the foregoing which would not have a Material Adverse Effect on the Company. All material contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for. Neither the Company nor any entity under "common control" with the Company within the meaning of ERISA Section 4001 has contributed to, or been required to contribute to, any "multi-employer plan" (as defined in Section 3(37) and 4001(a)(3) of ERISA). The Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, except as required by Section 4980B of the Code, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as disclosed in the Company SEC Documents or the Company Disclosure Schedule or as provided in
Section 1.10 hereof, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee.

            2.12 TAXES. The Company and each of its subsidiaries (i) has timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such returns are complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns, (iii) has properly accrued all such taxes for such periods subsequent to the periods covered by such returns, and (iv) has "open" years for federal income tax returns only as set forth in the Company SEC Documents or in
Section 2.12 of the Company Disclosure Schedule.

            2.13 INSURANCE. True and complete copies of all material insurance policies maintained by the Company have been made available to Parent. Such policies provide coverage for the operations of the Company and its subsidiaries in amounts and covering such risks as the Company believes is necessary to conduct its business. Neither the Company nor any of its subsidiaries has received notice that any such policy is invalid or unenforceable.

            2.14 EMPLOYMENT AGREEMENTS. Except as disclosed in the Company SEC Documents or as set forth in Section 2.14 of the Company Disclosure Schedule, there are no material employment, consulting, noncompetition, severance or indemnification agreements between the Company and any current or former officer or director of the Company.

            2.15 BROKERS AND FINDERS. No broker, finder or investment bank has acted directly or indirectly for the Company, nor has the Company incurred any obligation to pay any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby, other than Smith Barney Inc. ("SMITH BARNEY"), the fees and expenses of which shall be borne by the Company.

            2.16 OPINION OF FINANCIAL ADVISOR. Smith Barney has delivered its opinion, dated the date of this Agreement, to the Board of Directors of the Company to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Company Common Stock is fair, from a financial point of view, to such holders.

            2.17  TAX MATTERS; POOLING.  To the knowledge of the
Company, neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from (i) constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or (ii) being treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles ("GAAP") and the rules, regulations and interpretations of the SEC (a "POOLING TRANSACTION").

            2.18  AFFILIATES.  Section 2.18 of the Company Disclosure
Schedule identifies all persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of the Company.

            2.19 CERTAIN BUSINESS PRACTICES. None of the Company, or to the Company's knowledge any of its subsidiaries or any directors, officers, agents or employees of the Company or any of its subsidiaries (in their capacities as such) has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (d) made any other unlawful payment, in all cases except where the impact from such contributions, gifts, entertainment, payments, violations, agreements, arrangements, actions or payments would not in the aggregate have a Material Adverse Effect on the Company.

            2.20  PERMITS; COMPLIANCE.

            (a) Except as disclosed in Section 2.02(a) of the Company Disclosure Schedule, each of the Company and its subsidiaries is in possession of (i) all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, identification and registration numbers, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) agreements from all federal, state and local governmental agencies and accrediting and certifying organizations having jurisdiction over such facility or facilities that are required to operate the facility or facilities in the manner in which it or they are currently operated and receive reimbursement for care provided to patients covered under the federal Medicare program or any applicable state Medicaid program (collectively, the "COMPANY
PERMITS"), except where the failure to possess such Company Permits could not reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, certain of the Company's facilities are certified for participation or enrollment in the Medicare program, have a current and valid provider contract with the Medicare program and are in substantial compliance with the conditions of participation of such programs. Neither the Company nor any of its subsidiaries has received notice from the regulatory authorities that enforce the statutory or regulatory provisions in respect to either the Medicare or Medicaid programs, of any pending or threatened investigations or surveys, and no such investigations or surveys are pending or, to the knowledge of the Company, threatened or imminent that could reasonably be expected to have a Material Adverse Effect on the Company. Section 2.20 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to result in (i) the loss or revocation of a Company Permit necessary to operate one or more facilities or for a facility to receive reimbursement under the Medicare or Medicaid programs, (ii) the suspension or cancellation of any other Company Permit, except any such Company Permit where such suspension or cancellation could not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in
Section 2.20 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of
(a) any law applicable to the Company or any of its subsidiaries or by or to which any of their respective properties is bound or subject or (b) any of the Company Permits, except for any such conflicts, defaults or violations that could not reasonably be expected to have a Material
Adverse Effect on the Company. Except as set forth in Section 2.20 of the Company Disclosure Schedule, since December 31, 1993, neither the
Company nor any of its subsidiaries has received from any Governmental
Entity (as defined in Section 4.9) any written notification with respect to possible conflicts, defaults of violations of laws, except for written notices relating to possible conflicts, defaults or violations of laws, except for written notices relating to possible conflicts, defaults or violations that could not reasonably be expected to have a Material Adverse Effect on the Company.

            (b) The Company and its subsidiaries, as appropriate, are approved participating providers in and under all third-party payment programs from which they receive revenues. No action or investigation is pending, or to the best knowledge, threatened to suspend, limit, terminate, condition or revoke the status of the Company or any of its subsidiaries as a provider in any such program, and neither the Company nor any of its subsidiaries has been provided notice by any third-party payor of its intention to suspend, limit, terminate, revoke, condition or fail to renew in whole or in part or decrease the amounts payable under any arrangement with the Company or such subsidiary as a provider, which action, investigation or proceeding would have a Material Adverse Effect on the Company.

            (c) The Company and its subsidiaries have filed on a timely basis all claims, cost reports or annual filings required to be filed to secure payments for services rendered by them under any third-party payment program from which they receive or expect to receive revenues, except where the failure to file such claim, report or other filing would not have a Material Adverse Effect on the Company. Except as indicated in its financial statements included in the Company SEC Documents (as defined in Section 2.6 above), the Company or its subsidiaries, as applicable, have paid, or caused to be paid, all refunds, discounts, adjustments, or amounts owing that have become due to such third-party payors pursuant to such claims, reports or filings, and neither the Company nor any of its subsidiaries has any knowledge or notice of any material changes required to be made to any cost reports, claims or filings made by them for any period or of any deficiency in any such claim, report, or filing, except for changes and deficiencies that in the aggregate would not have a Material Adverse Effect on the Company.

                               ARTICLE III

                     REPRESENTATIONS AND WARRANTIES
                        OF PARENT AND MERGER SUB

            Parent and Merger Sub hereby represent and warrant, jointly and severally, to the Company as follows:

            3.1 ORGANIZATION AND QUALIFICATION. Each of Parent and its subsidiaries (the "Subsidiaries"), which is listed in Section 3.1 of Parent's disclosure schedule delivered to the Company in connection with this Agreement (the "PARENT DISCLOSURE SCHEDULE") (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has all requisite corporate power to carry on its business as it is now being conducted and (c) is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be in good standing or so qualified would not have a Material Adverse Effect on Parent. True and complete copies of their respective Articles or Certificates of Incorporation, as the case may be, and their respective Bylaws, as amended to date, have been delivered to the Company.

            3.2   CAPITALIZATION OF THE PARENT AND MERGER SUB.

            (a) CAPITALIZATION OF PARENT. The authorized capital stock of Parent consists of (i) 150,000,000 shares of Parent Common Stock, of which, as of October 31, 1995: (A) 51,368,168 were issued and outstanding, all of which are duly authorized, validly issued fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, Parent's Certificate of Incorporation or Bylaws or any agreement to which Parent is a party or is bound; (B) 476,099 were held by Chemical Mellon Shareholder Services as unexchanged in respect of Parent's previous merger transaction with Continental Medical Systems, Inc.; (C) 554,623 were held in the treasury of Parent; and (D) 2,998,714 were reserved for future issuance; and (ii) 500,000 shares of preferred stock, par value $.001 per share ("PARENT PREFERRED STOCK"), of which, as of October 31, 1995, 150,000 shares had been designated Series A Junior Participating Preferred Stock. No shares of Parent Preferred Stock are issued and outstanding. Except (1) as disclosed in the Parent SEC Reports (as defined in Section 3.15 below) or otherwise as set forth in this Section 3.2 or Section 3.2 of the Parent Disclosure Schedule and (2) pursuant to the terms of that certain Rights Agreement dated September 15, 1994 by and between Parent and Chemical Trust Company of California (the "PARENT RIGHTS AGREEMENT"), there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Parent or any of its subsidiaries is a party relating to the issued or unissued capital stock of, or other equity interests in, Parent or any of its subsidiaries. Except pursuant to the Parent Rights Agreement or as set forth in Section 3.2 of the Parent Disclosure Schedule, there are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of, or other equity interests in, any subsidiary of Parent. Each of the issued capital stock of, or other equity interests in, each of Parent's subsidiaries is duly authorized, validly issued and, in the case of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, such entities subject to) any preemptive or similar rights created by statute, the Certificate of Incorporation or Bylaws (or the equivalent organizational documents) of any of Parent's subsidiaries, or any agreement to which Parent or any of its subsidiaries is a party or bound.

            (b) CAPITALIZATION OF MERGER SUB. The authorized capital stock of Merger Sub consists of 1000 shares of common stock, par value $.001 per share ("MERGER COMMON STOCK"). An aggregate of 100 shares of Merger Sub Common Stock are issued and outstanding and held by Parent, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Merger Sub's Certificate of Incorporation or Bylaws or any agreement to which Merger Sub is a party or is bound.

            3.3 AUTHORIZATION AND VALIDITY OF AGREEMENT. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The Boards of Directors of Parent and Merger Sub, respectively, and Parent, as the sole stockholder of Merger Sub, have duly authorized the execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            3.4 CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by reason of Parent's or Merger Sub's status or (as applicable) operations, except (a) in connection with the applicable requirements of the HSR Act, (b) pursuant to the applicable requirements of the Securities Act, the Exchange Act, the rules and regulations promulgated under such Acts, and state securities or "blue sky" laws and state takeover laws, (c) the filing and recordation of the Certificate of Merger pursuant to the DGCL, (d) as set forth in Section 3.3 of the Parent Disclosure Schedule, or (e) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect on either of Parent or Merger Sub or prevent the Merger.

            3.5 NO VIOLATION. Except as set forth in Section 3.5 of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (a) conflict with or violate the Articles or Certificate of Incorporation or Bylaws of

Parent or Merger Sub, (b) result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, give rise to any right of termination, cancellation or acceleration of, result in the imposition of any lien, charge or other encumbrance on any material assets or property of either of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which either of Parent or Merger Sub is a party or by which either of Parent or Merger Sub or any of their respective assets or properties may be bound, except for such violations, breaches and defaults or rights of termination, cancellation or acceleration or lien or other consents have been obtained or which in the aggregate would not have a Material Adverse Effect on either of Parent or Merger Sub or prevent the Merger, or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.3 and this Section 3.5 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to either of Parent or Merger Sub or any of their respective assets or properties, except for such violations which would not in the aggregate have a Material Adverse Effect on either of Parent or Merger Sub or prevent the Merger.

            3.6   COMPLIANCE WITH LAW.  Except as set forth in Section
3.6 of the Parent Disclosure Schedule, neither the Parent nor any of its subsidiaries is in violation of any applicable law, rule, regulation, decree or order of any governmental or regulatory authority applicable to the Parent or any of its subsidiaries, except for violations which in the aggregate would not have a Material Adverse Effect on Parent.
Parent holds all permits, licenses, exemptions, order and approvals of all governmental and regulatory authorities necessary for the lawful conduct of its businesses, except for failures to hold permits, licenses, exemptions, orders and approvals which would not in the aggregate have a Material Adverse Effect on Parent.

            3.7 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof, since December 31, 1994, Parent has conducted its business only in the ordinary course of such business and there has not been (i) any Material Adverse Effect on Parent; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iii) any material change in its accounting principles, practices or methods.

            3.8 EMPLOYEE BENEFIT MATTERS. All employee benefit plans and other benefit arrangements covering employees of Parent and Parent's subsidiaries are listed in the Parent SEC Documents or in Section 3.8 of the Parent Disclosure Schedule, except such benefit plans and other benefit arrangements which are not material (the "Parent Benefit
Plans"). True and complete copies of the Parent Benefit Plans have been made available to Company. To the extent applicable, the Parent Benefit Plans comply, in all material respects, with the requirements of ERISA and the Code, and any Parent Benefit Plan intended to be qualified under
Section 401(a) of the Code has received a determination letter from the IRS stating that it is so qualified. No Parent Benefit Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither any Parent
Benefit Plan nor the Parent has incurred any liability or penalty under
Section 4975 of the Code or Section 502(i) of ERISA.  Each Parent
Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the knowledge of the executive officers of Parent, there are no pending or anticipated material claims against or otherwise involving any of the Parent Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Parent Benefit Plan activities) has been brought against or with respect to any such Parent Benefit Plan, except for any of the foregoing which would not have a Material Adverse Effect on the Parent. All material contributions required to be made as of the date hereof to the Parent Benefit Plans have been made or provided for. Neither Parent nor any entity under "common control" with the Parent within the meaning of ERISA Section 4001 has contributed to, or been required to contribute to, any "multi-employer plan" (as defined in Section 3(37) and 4001(a)(3) of ERISA). The Parent does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, except as required by Section 4980B of the Code, and Parent has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as disclosed in the Parent SEC Documents or the Parent Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee.

            3.9 TAXES. Parent and each of its subsidiaries (i) has timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such returns are complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns, (iii) has properly accrued all such taxes for such periods subsequent to the periods covered by such returns, and (iv) has "open" years for federal income tax returns only as set forth in the Parent SEC Documents or in Section 3.9 of the Parent Disclosure Schedule.

            3.10 INSURANCE. True and complete copies of all material insurance policies maintained by Parent have been made available to the Company. Such policies provide coverage for the operations of the Parent and its subsidiaries in amounts and covering such risks as the Parent believes is necessary to conduct its business. Neither the Parent nor any of its subsidiaries has received notice that any such policy is invalid or unenforceable.

            3.11 EMPLOYMENT AGREEMENTS. Except as disclosed in the Parent SEC Documents or as set forth in Section 3.11 of the Parent Disclosure Schedule, there are no material employment, consulting, noncompetition, severance or indemnification agreements between the Parent and any current or former officer or director of the Parent.

            3.12 LITIGATION. Except as set forth in the Parent's SEC Documents or as set forth in Section 3.12 of the Parent Disclosure Schedule, there are no claims, actions, proceedings or governmental investigations pending or, to the knowledge of Parent and Merger Sub, threatened against either of Parent or any of its subsidiaries before any court or other governmental or regulatory body, which, if adversely determined, would have a Material

Adverse Effect on either of Parent or Merger Sub. No action or proceeding has been instituted or, to the knowledge of Parent or Merger Sub, threatened before any court or other governmental or regulatory body by any Person seeking to restrain or prohibit or to obtain damages with respect to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

            3.13 SUFFICIENT FUNDS. Parent has sufficient funds to (i) pay in cash an amount necessary for the cancellation of the Company Stock Options pursuant to Article I and (ii) pay when due or otherwise refinance all indebtedness and other liabilities of the Company and its subsidiaries outstanding at the Effective Time.

            3.14 OPERATIONS OF MERGER SUB. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby, and prior to the Effective Time will have engaged in no other business activities, will have incurred no other liabilities or obligations other than as contemplated herein, will have no subsidiaries, and will have conducted its operations only as contemplated hereby.

            3.15 SEC REPORTS AND FINANCIAL STATEMENTS; ABSENCE OF UNDISCLOSED LIABILITIES.

            (a) Since January 31, 1993, Parent has filed with the SEC (or other regulatory authority) all forms, reports, schedules, statements and other documents required to be filed by it pursuant to the Exchange Act and the Securities Act and the SEC's rules and regulations thereunder (all such forms, reports and other documents, including any such reports filed prior to the Effective Time, collectively, the "PARENT SEC DOCUMENTS"). The Parent SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed, or, in the case of registration statements, on their respective effective dates, (a) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder and (b) did not at the time they were filed (or, in the case of registration statements, at the time of effectiveness) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) The consolidated financial statements of Parent (including the related notes thereto) included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved (except as may be indicated in such financial statements or in the notes thereto or, in the case of the unaudited financial statements, as permitted by the requirements of Form 10-Q) and fairly present (subject, in the case of the unaudited statements, to normal year-end adjustments and the absence of footnotes) the consolidated financial position of Parent as of the dates thereof and the consolidated results of Parent's operations and cash flows for the periods presented therein.

            3.16 FORM S-4 AND PROXY STATEMENT. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, on the date first mailed to stockholders and at all times subsequent thereto up to and including the time of the Company's Stockholders' Meeting, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the Company's Stockholders' Meeting which has become false or misleading. The Proxy Statement, insofar as it relates to Parent and Merger Sub, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder, and the Form S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

            3.17 BROKERS AND FINDERS. No broker, finder or investment bank has acted directly or indirectly for either of Parent or Merger Sub, nor has either of Parent or Merger Sub incurred any obligation to pay any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby.

            3.18 TAX MATTERS; POOLING. To the knowledge of Parent, neither Parent nor Merger Sub, nor any of their respective affiliates has taken or agreed to take any action that would prevent the Merger from (i) constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or (ii) being treated for financial accounting purposes as a Pooling Transaction.

            3.19 AFFILIATES. Section 3.19 of the Parent Disclosure Schedule identifies all persons who, to the knowledge of Parent and Merger Sub, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of Parent and Merger Sub.

            3.20 CERTAIN BUSINESS PRACTICES. Neither Parent or Merger Sub, or to Parent's or Merger Sub's knowledge, any of their respective subsidiaries, or any directors, officers, agents or employees of Parent or Merger Sub or any of their respective subsidiaries (in their capacities as such) has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (d) made any other unlawful payment, in all cases except where the impact from such contributions, gifts, entertainment, payments, violations, agreements, arrangements, actions or payments would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub.

            3.21  PERMITS; COMPLIANCE.

            (a) Except as disclosed in Section 3.21 of the Parent Disclosure Schedule, each of the Parent and its subsidiaries is in possession of all (i) franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, identification and registration numbers, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) agreements from all federal, state and local governmental agencies and accrediting and certifying organizations having jurisdiction over such facility or facilities that are required to operate the facility or facilities in the manner in which it or they are currently operated and receive reimbursement for care provided to patients covered under the federal Medicare program or any applicable state Medicaid program (collectively, the "PARENT PERMITS"), except where the failure to possess such Parent Permits could not reasonably be expected to have a Material Adverse Effect on the Parent. Without limiting the generality of the foregoing, all of Parent's hospitals are certified for participation or enrollment in the Medicare program, have a current and valid provider contract with the Medicare program and are in substantial compliance with the conditions of participation of such programs. Neither Parent nor any of its subsidiaries has received notice from the regulatory authorities that enforce the statutory or regulatory provisions in respect of either the Medicare or Medicaid program of any pending or threatened investigations or surveys, and no such investigations or surveys are pending or, to the knowledge of the Parent, threatened or imminent that could reasonably be expected to have Material Adverse Effect on the Parent. Section 3.21 of Parent Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that could reasonably be expected to result in (i) the loss or revocation of Parent, Permit necessary to operate one or more facilities or for a facility to receive reimbursement under the Medicare or Medicaid programs, (ii) the suspension or cancellation of any other Parent Permit, except any such Parent Permit where such suspension or cancellation could not reasonably be expected to have any Material Adverse Effect on the Parent. Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of (1) any law applicable to Parent or any of its subsidiaries or by or to which any of their respective properties is bound or subject or (2) any of Parent Permits, except for any such conflicts, defaults or violations that could not reasonably be expected to have a Material Adverse Effect on the Parent.
Since May 31, 1993, neither Parent nor any of its subsidiaries has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of laws, except for written notices relating to possible conflicts, defaults or violations that could not reasonably be expected to have a Material Adverse Effect on the Parent.

      (b) Parent and its subsidiaries, as appropriate, are approved participating providers in and under all third-party payment programs from which they receive revenues. No action or investigation is pending, or to the best of its knowledge, threatened to suspend, limit, terminate, condition, or revoke the status of Parent or any of its subsidiaries as a provider in any such program, and neither Parent nor any of its subsidiaries have been provided notice by any third-party payor if its intention to suspend, limit, terminate, revoke, condition or fail to renew in whole or in part or decrease the amounts payable under the arrangement with Parent or such subsidiary as a provider, which action, investigation or proceeding would have a Parent Material Adverse Effect.

      (c) Parent and its subsidiaries have filed on timely basis all claims, cost reports or annual filings required to be filed to secure payments for services rendered by them under any third-party payment program from which they receive or expect to receive revenues, except where the failure to file such claim, report or other filing would not have a Material Adverse Effect on the Parent. Except as indicated in its financial statements included in the Parent SEC Documents (as defined in Section 3.15 above), Parent or its subsidiaries, as applicable, have paid, or caused to be paid, all refunds, discounts, adjustments, or amounts owing that have become due to such third-party payors pursuant to such claims, reports or filings, and neither Parent nor any of its subsidiaries has any knowledge or notice of any material changes required to be made to any cost reports, claims or filings made by them for any period or of any deficiency in any such claim, report, or filing, except for changes and deficiencies that in the aggregate would not have a Material Adverse Effect on the Parent.


                               ARTICLE IV

                                COVENANTS

            4.1 CONDUCT OF BUSINESS PENDING THE MERGER. From the date hereof until the Effective Time, except as otherwise required or contemplated hereunder or as required by applicable law or as set forth in Section 4.1 of the Company Disclosure Schedule in the case of the Company and Section 4.1 of the Parent Disclosure Schedule in the case of Parent, each of the Company and Parent shall:

            (a) use all commercially reasonable efforts to conduct its business and the business of its subsidiaries in all material respects only in the ordinary course of business and consistent with past practice;

            (b) not amend its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of its capital stock (other than regular quarterly dividends);

            (c) not reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

            (d) not issue, grant, sell or pledge or agree or authorize the issuance, grant, sale or pledge of any shares of, or rights of any kind to acquire any shares of, its capital stock other than the grant of stock options in the ordinary course of business and consistent with past practice under current employee benefit plan arrangements and other than Company Common Stock or Parent Common Stock, as the case may be, issuable upon the exercise of stock options or issuable upon the exercise of convertibility features in its securities outstanding on the date hereof;

            (e) not acquire, sell, transfer, lease or encumber any material assets except in the ordinary course of business and consistent with past practice;

            (f) use all commercially reasonable efforts to preserve intact its business organizations and the business organizations of its subsidiaries, and to keep available the services of its present key officers and employees; PROVIDED, HOWEVER, that to satisfy the foregoing obligation, neither the Company nor Parent shall not be required to make any payments or enter into or amend any contractual arrangements or understandings, except in the ordinary course of business and consistent with past practice;

            (g) not adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of the Company or Parent, as the case may be, or any of its subsidiaries;

            (h) not grant any severance or termination pay (otherwise than pursuant to policies in effect on the date hereof) to, or enter into any employment agreement with, any of its executive officers or directors;

            (i) not, except as set forth in Section 4.1 of the Company Disclosure Schedule or the Parent Disclosure Schedule or in the ordinary course of business consistent with past practice or pursuant to obligations imposed by collective bargaining agreements, increase the compensation payable or to become payable to its executive officers or employees, enter into any contract or other binding commitment in respect of any such increase with any of its directors, officers or other employees or any director, officer or other employee of its subsidiaries, and not establish, adopt, enter into, make any new grants or awards under or amend, any collective bargaining agreement or Plan, except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain tax-qualified status or as may be required by any Plan as of the date hereof;

            (j) not settle or compromise any material claims or litigation or, except in the ordinary course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, or make any payment, direct or indirect, of any material liability before the same becomes due and payable in accordance with its terms;

            (k) not take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice with respect to accounting policies or procedures (including tax accounting policies and procedures), except as may be required by the SEC or the Financial Accounting Standards Board;

            (l) not make any material tax election or permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to the Company or Parent, as the case may be, except in the ordinary course of business; and

            (m) not authorize or enter into an agreement to do any of the foregoing.

            4.2   ACCESS; CONFIDENTIALITY.

            (a) From the date of this Agreement until the Effective Time, upon reasonable prior notice to the other party, the Company and Parent each shall (and shall cause each of its subsidiaries to) give the other party and its authorized representatives reasonable access during normal business hours to its executive officers, properties, books and records, and shall furnish the other party and its authorized representatives with such financial and operating data and other information concerning the business and properties of the Company or Parent as the Company or Parent, as the case may be, may from time to time reasonably request.

            (b) Each of the Company and Parent will hold and will cause its respective consultants, advisors and other representatives and affiliates to keep all documents and information concerning the other party and its subsidiaries furnished to the other party and its representatives in connection with the transactions contemplated by this Agreement confidential in accordance with the Confidentiality Agreement dated August 23, 1995, between the Company and Parent, which Confidentiality Agreement shall remain in full force and effect until the termination of this Agreement.

            4.3 FURTHER ACTIONS. Upon the terms and subject to the conditions hereof, each of the parties hereto shall act in good faith toward and use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, and consult and fully cooperate with and provide reasonable assistance to each other party in order, to consummate and make effective the transactions contemplated by this Agreement as soon as practicable hereafter, including without limitation
(i) using all commercially reasonable efforts to obtain all consents, approvals, authorizations or permits of governmental or regulatory authorities (including early termination of any waiting period under the HSR Act) or other Persons as are necessary for the consummation of the transactions contemplated hereby, (ii) taking such actions and doing such things as any other party hereto may reasonably request in order to cause any of the conditions specified in Article V to such other party's obligation to consummate such transactions to be fully satisfied, and
(iii) in the event and to the extent required, amending this Agreement so that this Agreement and the Merger comply with the DGCL. Prior to making any application to or filing with any governmental or regulatory authority or other Person in connection with this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall provide the other with drafts thereof and afford the other a reasonable opportunity to comment on such drafts.

            4.4 NOTICE OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or nonoccurrence of any event which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects and (b) any failure of the Company or of Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect.

            4.5   FORM S-4, PROXY STATEMENT AND OTHER FILINGS.

            (a) As soon as reasonably practicable, Parent shall prepare the Form S-4 and the Company and Parent shall prepare the Proxy Statement. Parent and the Company shall (i) file the Form S-4 and Proxy Statement with the SEC promptly after it has been prepared in a form reasonably satisfactory to the Company and Parent, and (ii) use reasonable efforts to respond to the comments of the SEC thereon in a manner reasonably satisfactory to the Company and Parent. Parent and the Company shall promptly prepare any amendments to the Form S-4 and Proxy Statement required in response to the SEC's comments or which either the Company or Parent with the advice of counsel, deems necessary or advisable. Parent shall take such actions as may be reasonably required to cause the Form S-4 to be declared effective under the Securities Act as promptly as possible. Parent also shall take such actions as may be reasonably required to cause the shares of Parent Common Stock issuable in the Merger to be registered (or to obtain an exemption from registration) under applicable "blue sky" or state securities laws and to be approved for listing on the NYSE upon official notice of issuance.

            (b) Each party shall notify the other party promptly after receipt by such party of any comments of the SEC on, or of any request by the SEC for amendments or supplements to, the Form S-4 or Proxy Statement. Each party shall supply the other party with copies of all correspondence between such party or any of it representatives and the SEC with respect to any of the foregoing filings. Whenever Parent or the Company shall learn of the occurrence of any event which should be described in an amendment of, or a supplement to, the Company Proxy Statement, such party shall promptly inform the other party and shall cooperate to promptly cause such amendment or supplement to be prepared, filed with and cleared by the SEC and, if required by applicable law, disseminated to the persons in the manner required.

            4.6   POOLING AND TAX-FREE REORGANIZATION TREATMENT.
Neither the Company nor Parent or Merger Sub shall intentionally take or cause to be taken any action, whether on or prior to the Effective Time, which would disqualify the Merger as a "pooling of interest" for accounting purposes or as a "reorganization" within the meaning of
Section 368(a) of the Code.

            4.7 AFFILIATE AGREEMENTS. The Company and Parent will each use reasonable efforts to cause each of their respective directors, executive officers and "affiliates" (within the meaning of Rule 145 under the Securities Act) to execute and deliver as soon as practicable an agreement in form attached hereto as Exhibit 4.8 relating to the disposition of shares of Parent Common Stock issuable to such person pursuant to the Merger.

            4.8 COMPANY'S STOCKHOLDERS' MEETING. As soon as reasonably practicable after the date hereof, the Company will (a) duly call and hold the Company's Stockholders'

Meeting for the purpose of considering and voting upon the adoption of this Agreement and the approval of the Merger, (b) include in the Proxy Statement the determination and recommendation of its Board of Directors that stockholders vote in favor of such matters, and (c) use commercially reasonable efforts to solicit from its respective stockholders proxies in favor of such approvals; PROVIDED, HOWEVER, that the Company's Board of Directors may fail to make such a recommendation, or may withdraw, modify or change any such recommendation, or recommend any other offer or proposal, if the Company's Board of Directors determines in good faith, after consultation with outside counsel, that making such recommendation, or the failure to so withdraw, modify or change its recommendation, or the failure to recommend any other offer or proposal, could reasonably be deemed to cause the members of the Company's Board of Directors to breach their fiduciary duties under applicable law. At the Company's Stockholders' Meeting, Parent will (and will cause each affiliate of Parent to) vote all shares of Company Common Stock which are then owned by Parent or any affiliate thereof (other than natural persons), and which are entitled to be voted upon the Merger, in favor of approval and adoption of this Agreement and the Merger.

            4.9 COOPERATION. Subject to the terms and conditions of this Agreement and applicable law, each of the parties shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including such actions or things as any other party may reasonably request in order to cause any of the conditions to such other party's obligation to consummate the transactions contemplated by this Agreement to be fully satisfied.
Without limiting the foregoing, the parties shall (and shall cause their respective subsidiaries, and use their reasonable efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide assistance to each other in (i) the preparation and filing with the SEC of the Form S-4 and the Proxy
Statement and any necessary amendments or supplements thereto; (ii) seeking to have the Form S-4 and Proxy Statement cleared by the SEC as soon as reasonably practicable after filing; (iii) obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic (federal, state or local) or foreign
(collectively, "GOVERNMENTAL ENTITY") or other person or entity as soon as reasonably practicable after filing; (iv) seeking early termination of any waiting period under the HSR Act; (v) providing all such information about such party, its subsidiaries and its officers, directors, partners and affiliates and making all applications and filings as may be necessary or reasonably requested in connection with any of the foregoing; (vi) in general, consummating and making effective the transactions contemplated hereby; and (vii) in the event and to the extent required, amending this Agreement so that this Agreement and the Merger comply with the DGCL. The parties shall (and shall cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) use their reasonable efforts to cause the lifting of any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or other Governmental Entity preventing or restricting consummation of the transactions contemplated hereby in the manner provided for herein. Prior to making any application to or filing with any Governmental Entity or other person or entity in connection with this Agreement (other than filing under the HSR Act), each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

            4.10 PUBLIC ANNOUNCEMENTS. No party hereto shall or shall permit any of its subsidiaries to (and each party shall use commercially reasonable efforts to cause its affiliates, directors, officers, employees, agents and representatives not to) issue any press release or make any public statement concerning this Agreement or any of the transactions contemplated hereby, without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that a party may, without the prior written consent of the other parties hereto, issue such a press release or make such a public statement to the extent required by applicable law or any listing agreement with a national securities exchange by which such party is bound if it has used commercially reasonable efforts to consult with the other parties and to obtain such parties' consent but has been unable to do so in a timely manner.

            4.11  ACQUISITION PROPOSALS.   Except as contemplated
hereby, the Company shall not (and shall not permit any of its subsidiaries to, and shall use its best efforts to cause its officers, directors and employees and any investment banker, attorney, accountant, or other agent retained by it or any of its subsidiaries not to) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, acquire all or a significant part of the business and properties or capital stock of the Company or its subsidiaries, taken as a whole, whether by merger, purchase of assets, tender offer or otherwise (a "COMPETING TRANSACTION"), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or knowingly permit any of the officers, directors, employees or agents of the Company or its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its subsidiaries to take any such action. The Company shall as promptly as practicable notify Parent of all relevant terms of any such inquiries or proposals received by the Company or its subsidiaries and, if such inquiry or proposal is in writing, the Company shall as promptly as practicable deliver or cause to be delivered to Parent a copy of such inquiry or proposal. Notwithstanding the foregoing, nothing shall prohibit the Company's Board of Directors from (a) furnishing information to, or entering into discussions or negotiations with, any persons or entity in connection with an unsolicited bona fide proposal in connection with a Competing Transaction if, and only to the extent that (i) such unsolicited bona fide proposal is on terms that the Company's Board of Directors determines it cannot reject, based on applicable fiduciary duties and the advice of counsel and (except with respect to furnishing information) for which financing, to the extent required, is then committed, or in the good faith judgment of the Board of Directors could reasonably be expected to be obtained, and (ii) prior to furnishing such information to, entering into discussions or negotiations with, such person or entity the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; or (b) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction.

            4.12  D&O INDEMNIFICATION.

            (a) From the Effective Time through the later of (i) the sixth anniversary of the date on which the Effective Time occurs and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation referred to below, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries, determined as of the Effective Time (the "INDEMNIFIED PARTIES"), against any claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including without limitation attorneys' fees and disbursements (collectively, "COSTS"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, the Merger, the preparation, filing and mailing of the Proxy Statement and the other transactions and actions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or such subsidiary would have been permitted, under applicable law, indemnification agreements existing on the date hereof, the Amended and Restated Articles or Certificate of Incorporation or Amended and Restated Bylaws of the Company or such subsidiary in effect on the date hereof, to indemnify such Person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

            (b) Any Indemnified Party wishing to claim indemnification under this Section 4.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability or obligation it may have to such Indemnified Party except, and only to the extent, that such failure materially prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits. In the event that any claim or claims are asserted or made within the aforesaid six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the final disposition of any and all such claims.

            (c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any present or former director or officer of the Company, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 4.12 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

            (d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

            (e) To the extent that the Surviving Corporation fails to perform any of its obligations pursuant to this Section 4.12, Parent shall assume the obligations and rights of the Surviving Corporation under this
Section 4.12.

            4.13  THE COMPANY'S PLANS.

            (a) Following the Effective Time, Parent shall cause the Surviving Corporation to provide to persons who were employees of the Company or any of its subsidiaries prior to the Effective Time (the "COMPANY PERSONNEL") employee benefit plans, programs and arrangements (the "SURVIVING CORPORATION PLANS") which in the aggregate are substantially comparable to those employee benefit plans, programs and arrangements generally provided to the employees of Parent as of the Effective Time.

            (b) Following the Effective Time, Parent shall cause the Surviving Corporation Plans to recognize any prior accrued service, compensation credit, credit toward satisfying deductible expense requirements, out-of-pocket expense limits and maximum lifetime benefit limits of such Company Personnel and/or such Company Personnel's eligible dependents, to the extent such prior service, credits and limits were recognized under the comparable employee benefit plans, programs or arrangements of the Company as of the Effective Time, for all purposes under the Surviving Corporation Plans (including, but not limited to, participation, eligibility, vesting and the calculation of benefits), and Parent shall cause the Surviving Corporation Plans to waive any preexisting condition, exclusion or limitation under any such Plan to the extent such condition, exclusion or limitation would be covered by the comparable plan, program or arrangement of the Company as of the Effective Time.

            (c) Each of the employment agreements and the employment security agreements for the benefit of Company Personnel identified in
Section 4.13(c)-I of the

Company Disclosure Schedule shall be assumed by the Surviving Corporation at the Effective Time on the same terms and subject to the same conditions as in effect under such agreements immediately prior to the Effective Time (the "ASSUMED AGREEMENTS").

            (d) Parent hereby absolutely, irrevocably and unconditionally guarantees the performance of all of the Surviving Corporation's obligations under the Assumed Plans and the Assumed Agreements, as specified hereunder or otherwise.

            (e) Parent shall, and shall cause the Surviving Corporation to, honor and fully defend all such agreements in accordance with their terms.

                                  ARTICLE V

                             CLOSING CONDITIONS

            5.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

            (a) STOCKHOLDER APPROVAL. This Agreement shall have been adopted, and the Merger shall have been approved, by a vote of the holders of a majority of the outstanding shares of Company Common Stock.

            (b) NO INJUNCTION. No federal or state governmental or regulatory body or court of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order which is in effect and which prohibits, enjoins or otherwise restrains the consummation of the Merger; PROVIDED, HOWEVER, that the parties shall use all commercially reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted.

            (c) HSR ACT. Any waiting period under the HSR Act applicable to the Merger shall have terminated or shall have otherwise expired.

            (d) GOVERNMENTAL AND REGULATORY CONSENTS. All material filings required to be made prior to the Effective Time with, and all material consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, governmental and regulatory authorities in connection with the Merger and the consummation of the other transactions contemplated hereby which are listed in Section 2.4 of the Company Disclosure Schedule or Section 3.3 of the Parent Disclosure Schedule shall have been made or obtained, as the case may be.

            (e) REGISTRATION STATEMENT. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

            (f) LISTING OF PARENT COMMON STOCK. The shares of Parent Common Stock issuable in the Merger (including those issued in connection with the Parent Acquisition Rights described in Section 1.11 above) shall have been approved for listing on the NYSE upon official notice of issuance.

            (g) POOLING. Each of the Company and Parent shall have received a letter from its independent public accountants, dated the date of the Proxy Statement and the Closing Date, in form and substance reasonably satisfactory to the Company and Parent, as the case may be, stating that the transactions contemplated by this Agreement will qualify as a pooling-of-interests transaction under GAAP and applicable SEC regulations.

            5.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions, unless waived by the Company:

            (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Parent and Merger Sub herein shall be true and correct in all material respects on and as of the Effective Time, with the same force and effect as though such representations and warranties had been made on and as of the Effective Time, except for changes permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all material respects only as of such specific date or time.

            (b) COMPLIANCE WITH COVENANTS. Each of Parent and Merger Sub shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Effective Time.

            (c) TAX OPINION. The Company shall have received an opinion from Garvey, Schubert & Barer to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

            5.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions, unless waived by either of Parent or Merger Sub:

            (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Company herein shall be true and correct in all material respects on and as of the Effective Time, with the same force and effect as though such representations and warranties had been made on and as of the Effective Time, except for changes permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all material respects only as of such specific date or time.

            (b) COMPLIANCE WITH COVENANTS. The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Effective Time.

                                  ARTICLE VI

                                  TERMINATION

            6.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

            (a)  by mutual written consent of the Company and Parent;

            (b) by either the Company or Parent, if the Effective Time shall not have occurred on or before April 1, 1996; PROVIDED, HOWEVER, that the right to terminate this Agreement under this clause (b) shall not be available to any party whose misrepresentation in this Agreement or whose failure to perform any of its covenants and agreements or to satisfy any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

            (c) by either the Company or Parent, if any federal or state court of competent jurisdiction or other federal or state governmental or regulatory body shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement and such judgment, injunction, order or decree shall have become final and nonappealable (PROVIDED, HOWEVER, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all commercially reasonable efforts to remove such judgment, injunction, order or decree) or if any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date of this Agreement which prohibits the consummation of the Merger shall be in effect;

            (d) by the Company, if this Agreement is not adopted or the Merger is not approved by the holders of a majority of the outstanding shares of Company Common Stock;

            (e) by Parent, if there shall have been a material breach of any representation, warranty or material covenant or agreement on the part of the Company, which breach is incurable or which is not cured after thirty (30)-days' written notice by Parent to the Company (a "TERMINATING COMPANY BREACH");

            (f) by the Company, if there shall have been a material breach of any representation, warranty or material covenant or agreement on the part of either of Parent or Merger Sub, which breach is incurable or which is not cured after thirty (30)-days' written notice by the Company to Parent; or

            (g) by Parent if (i) the Company's Board of Directors withdraws, its recommendation of this Agreement and the Merger, or modifies or changes its recommendation of this Agreement or the Merger in a manner materially adverse to the Parent, or shall have resolved to do any of the foregoing, or the Company's Board of Directors shall have recommended to the stockholders of the Company any Competing Transaction or resolved to do so; (ii) a tender offer or exchange offer for outstanding shares of capital stock of the Company then representing 20% or more of the combined power to vote generally for the election of directors is commenced, and the Company's Board of Directors does not recommend that stockholders not tender their shares of Company Common Stock into such tender offer or exchange offer; or (iii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of the Company then representing 20% or more of the combined power to vote generally for the election of directors; and

            (h) by the Company or Parent, if the Company accepts a bona fide written proposal made by a third party relating to a Competing Transaction on terms that the Company's Board of Directors determines it cannot reject in favor of the Merger, based on applicable fiduciary duties and the advise of counsel and for which financing, to the extent required, is then committed (a "SUPERIOR PROPOSAL").

            6.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement pursuant to Section 6.1, this Agreement forthwith shall become void and of no further force or effect, and no party hereto (or any of its affiliates, directors, officers, agents or representatives) shall have any liability or obligation hereunder, except in any such case (a) as provided in Sections 4.2(b) (Confidentiality), 4.9 (Public Announcements), 4.11 (Indemnification), 6.3 (Fees, Expenses and Other Payments) and Section 7.1, which shall survive any such termination; and (b) to the extent such termination results from the breach by such party, Parent or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement.

            6.3   FEES, EXPENSES AND OTHER PAYMENTS.

            (a) PAYMENT OF EXPENSES. Except as provided in Sections 6.3(b) and (c) of this Agreement, all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Company Proxy Statement, the solicitation of stockholder approvals and all other matters relating to the consummation of the transactions contemplated hereby ("EXPENSES") incurred by the parties hereto shall be borne solely and entirely by the party which incurred such Expenses; PROVIDED, HOWEVER, Parent, at its option may pay any Expenses of the Company.

Notwithstanding the foregoing, the allocable share of the Parent and Merger Sub as a group and the Company for all Expenses relating to printing, filing and mailing the Registration Statement and the Company Proxy Statement, and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Company Proxy Statement shall be borne equally by the Parent and Merger Sub as a group and the Company.

            (b) The Company agrees that, if (i) this Agreement is terminated pursuant to Section 6.1 (g) and, prior to the Company's Stockholders' Meeting, the Company shall have furnished information to, entered into discussions or negotiations with, any person or entity with respect to a Competing Transaction and the Company's Board of Directors shall not have reaffirmed its recommendations to the stockholders of the Company with respect to the transactions contemplated by this Agreement by the time of the Company's Stockholders' Meeting; (ii) the Company or Parent terminates this Agreement pursuant to Section 6.1(h); or (iii) the Company or Parent terminates this Agreement pursuant to Section 6.1(e) at a time that a Terminating Company Breach exists (except solely for purposes of this Section 6.3(b) a breach of a representation shall not be deemed to be a Terminating Company Breach if the representation was true and correct as of the date hereof) then, (x) in the case of (ii) of this Section 6.3(b), if, within six months following termination (the "SIX-MONTH DATE"), a Competing Transaction is not consummated, then the Company shall pay to Parent on the Six-Month Date, the actual expenses of Parent up to $1 million, plus a fee equal to $500,000, payable, at the election of the Company, in cash or Company Common Stock (the market value of such stock shall be determined by the closing price of the Company Common Stock on the Six-Month Date, or, if such date is not a day on which the NASDAQ Stock Market is available for trading, then on the last day for which a stock price is available), or
(y) in the case of (i), (ii) or (iii) of this Section 6.3(b), if a Competing Transaction has been consummated before the Six-Month Date or a definitive agreement subsequently resulting in a Competing Transaction has been executed before the Six-Month Date, then the Company shall pay to Parent, on the date of the closing of the Competing Transaction, the actual expenses of Parent up to $1 million, plus a fee equal to $2.1 million, reduced by any payments previously made by the Company to Parent pursuant to clause (x) above. In addition, in the case of (i),
(ii) or (iii) above, to the extent that the Profit (as defined in the Stock Option Agreement between the parties hereto and executed on even date herewith) realized upon exercise of the option granted thereunder exceeds $1 million (the "EXCESS PROFIT"), then the amount of such Excess Profit shall be set off against any other payments to be paid by the Company pursuant to this Section 6.3(b), or, if such payments have already been paid to Parent, Parent shall promptly return, to the extent not applied to such set-off, such Excess Profit to the Company up to the amount of the payments previously paid pursuant to this Section 6.3(b).


                               ARTICLE VII

                              MISCELLANEOUS

            7.1 NO SURVIVAL. None of the representations warranties, covenants or agreements contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the covenants and agreements contained in Articles I and VII and Sections 4.2(b)
(Confidentiality), 4.10 (Public Announcements), 4.12 (D&O Indemnification and Insurance), 4.13 (Company Plans) and 6.3 (Fees, Expenses and Other Payments).

            7.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by facsimile (with immediate confirmation) or nationally recognized overnight courier service, as follows:

            (a)   if to Parent or Merger Sub, to:

                  Horizon/CMS Healthcare Corporation
                  6001 Indian School Road, N.E.
                  Albuquerque, New Mexico 97110
                  Attn: Scot Sauder
                  Fax:  505/881-5097

                  with a copy to:

                  Vinson & Elkins, L.L.P.
                  2300 First City Tower
                  1001 Fannin
                  Houston, Texas 7702-6760
                  Attn: William E. Joor III
                  Fax:

            (b)   if to the Company, to:

                  Pacific Rehabilitation & Sports Medicine, Inc.
                  Suite 190
                  8100 N.E. Parkway Drive
                  Vancouver, Washington 98662
                  Attn: John A. Elorriaga
                  Fax:  360/260-8130

                  with a copy to:

                  Garvey, Schubert & Barer
                  11th Floor
                  121 S.W. Morrison Street
                  Portland, Oregon 97204
                  Attn: Michael McArthur-Phillips
                  Fax:  503/226-0259
or to such other Person or address or facsimile number as any party shall specify by like written notice to the other parties hereto (any such notice of a change of address to be effective only upon actual receipt thereof).

            7.3 CERTAIN DEFINITIONS. The following terms shall, when used in this Agreement, have the following respective meanings:

            (a) "AFFILIATE" shall have the meaning assigned to such term in Section 12(b)-2 of the Exchange Act.

            (b) "BUSINESS DAY" shall have the meaning set forth in Rule 14d-1(c)(6) under the Exchange Act.

            (c) "MATERIAL ADVERSE EFFECT" means, with respect to any Person, any change or effect which is materially adverse to the financial condition or results of operations of such Person and its subsidiaries, taken as a whole, excluding in all cases: (i) events or conditions generally affecting the industry in which such Person and its subsidiaries operate or arising from changes in general business or economic conditions; (ii) all out-of-pocket fees and expenses (including without limitation legal, accounting, investigatory, and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement; (iii) in the case of the Company, the payment by the Company and/or its subsidiaries of all amounts due to any officers or employees of the Company or any of its subsidiaries under employment contracts or other employee benefit plans in effect as of the date hereof;
      (iv) any effect resulting from any change in law or generally accepted accounting principles, which affect generally entities such as such Person; and (v) any effect resulting from compliance by such Person with the terms of this Agreement.

            (d) "PERSON" means any natural person, corporation, limited liability company, partnership, unincorporated organization or other entity.

            (e) "SUBSIDIARY" of any Person means any other corporation or entity of which such Person owns, directly or indirectly, stock or other equity interests having a majority of the votes entitled to be cast in the election of directors of such corporation or entity under ordinary circumstances or of which such Person owns a majority beneficial interest.

            7.4 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits and other documents referred to herein), together with the Confidentiality Agreement referred to in Section 4.2(b), constitutes the entire agreement between and among the parties hereto and supersedes all prior agreements and understandings, oral and written, between or among any of the parties with respect to the subject matter hereof.

            7.5 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned, in whole or in part, by any party (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than rights conferred upon Indemnified Parties under
Section 4.11.

            7.6 AMENDMENTS. This Agreement may be amended by the parties at any time prior to the Effective Time; PROVIDED, HOWEVER, that after approval of the Merger and this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval by the stockholders of the Company, without such approval.
This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto.

            7.7 WAIVERS. At any time prior to the Effective Time, Parent (for Parent and Merger Sub), on the one hand, or the Company, on the other hand, may, to the extent legally allowed, (a) extend the time specified herein for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, or (c) waive compliance by the other with any of the agreements or covenants of such other party or parties (as the case may be) contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party or parties to be bound thereby. No such extension or waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies.

            7.8 CAPTIONS. The Table of Contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            7.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

            7.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any applicable principles of conflicts of law.

            IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first above written.


                                    PACIFIC REHABILITATION & SPORTS
                                    MEDICINE, INC.



                                    By: /s/ JOHN A. ELORRIAGA
                                       --------------------------------------
                                       Name:   John A. Elorriaga
                                       Title:  President and Chief Executive
                                               Officer


                                    HORIZON/CMS HEALTHCARE CORPORATION



                                    By: /S/ CHARLES GONZALES
                                       --------------------------------------
                                       Name:   Charles Gonzales
                                       Title:  Senior Vice President of
                                               Subsidiary Operations


                                    HORIZON PRSM CORPORATION


                                    By: /s/ CHARLES GONZALES
                                       --------------------------------------
                                       Name:   Charles Gonzales
                                       Title:  Senior Vice President